Exhibit 8.1

WNS (HOLDINGS) LIMITED

LIST OF SUBSIDIARIES

S/No.	Name of Subsidiary	Place of Incorporation

1.	WNS Global Services Netherlands Cooperative U.A.	The Netherlands

2.	WNS North America Inc.	Delaware, USA

3.	WNS Global Services (UK) Limited	United Kingdom

4.	Business Applications Associates Limited(1)	United Kingdom

5.	WNS (Mauritius) Limited	Mauritius

6.	WNS Global Services (Romania) S.R.L.	Romania

7.	WNS Philippines Inc.	Philippines

8.	WNS Global Services Philippines, Inc.	Philippines

9.	WNS Business Consulting Services Private Limited	India

10.	WNS Workflow Technologies Limited	United Kingdom

11.	Accidents Happen Assistance Limited	United Kingdom

12.	WNS Global Services Inc.	Delaware, USA

13.	Baizan International Software Technology (Beijing) Co. Ltd.	People’s Republic of China

14.	WNS Capital Investment Limited	Mauritius

15.	WNS Global Services (Private) Limited	Sri Lanka

16.	WNS Customer Solutions (Singapore) Private Limited	Singapore

17.	WNS Customer Solutions (Private) Limited	Sri Lanka

18.	WNS Global Services Private Limited	India

19.	WNS BPO Services Costa Rica, S.A.	Costa Rica

20.	WNS Global Services (Australia) Pty Ltd	Australia

21.	WNS Mauritius Limited ME (Branch)	Dubai Airport Free Zone, United Arab Emirates

22.	WNS Cares Foundation(2)	India

Notes:

1.	Business Applications Associates Limited is in the process of voluntary dissolution.
2.	WNS Cares Foundation is a not-for-profit organization registered under Section 25 of the Companies Act, 1956, India formed for the purpose of promoting corporate social responsibilities and not considered for the purpose of preparing our consolidated financial statements.